Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-1 of our report dated March 16, 2026 (May 4, 2026, as to the effects of the reverse stock split discussed in Note 19), relating to the financial statements of Odyssey Therapeutics, Inc., appearing in registration statement No. 333-295141 on Form S-1 of Odyssey Therapeutics, Inc.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

May 7, 2026